RESTATED
PROMISSORY NOTE

$2,026,306.59	Dated Effective February 28, 2009
Rochester, New York

For value received, IEC Electronics Corp., a Delaware Corporation (hereinafter referred to as "Undersigned" or "Maker"), promises to pay to the order of Kathleen Brudek at 127 Amann Road, Honeoye Falls, New York 14472 ("Holder"), the sum of Two Million Twenty-six Thousand Three Hundred Six and 59/100 Dollars ($2,026,306.59), with interest on the unpaid balance at the rate of four percent (4%) per annum, in eighteen (18) quarterly installments of principal and interest as follows:

1.           As set forth on the amortization schedule attached hereto as Exhibit A and made a part hereof, until the entire obligation is paid in full.  If not sooner paid, the entire unpaid principal balance of this Promissory Note ("Note") with accrued interest shall be all due and payable on June 1, 2013.  All payments shall be applied first to interest and the balance to principal.

2.            The Undersigned shall have the right to prepay this obligation in whole or in part at any time without premium or penalty.

3.            In the event that any payment shall not be made within fifteen (15) days of its due date, then the Undersigned agrees to pay a "late charge" in the sum of two percent (2%) of the amount then due.

4.           This Note and all other obligations of the Maker or any endorser or guarantor hereof, direct or contingent, shall immediately become all due and payable and the then unpaid balance of this Note shall be accelerated and the same, with all interest accrued thereon, shall forthwith become due and payable without notice or demand, which are hereby expressly waived, upon the occurrence, with respect to any Maker, endorser or guarantor hereof, of any of the following events of default (each hereinafter referred to as an "Event of Default" and collectively referred to as AEvents of Default@):

A.           failure to pay any installment of principal or interest within thirty (30) days of the due date;

B.           suspension or liquidation by any of them of their usual business;

C.           filing by or against any of them of any proceeding, suit or action for reorganization, dissolution or liquidation or a petition under any of the provisions of the Bankruptcy Act not stayed, bonded or vacated within sixty (60) days of any filing;

D.           application for, or appointment of, a receiver of any of them or their property, , unless the same shall be dismissed within sixty days after such application or appointment;

F.           making or sending notice of an intended bulk sale or any other transfer of substantially all of the Undersigned's assets and the subsequent consummation of any such transaction, unless the purchaser or transferee of such assets also assumes this Note; or

F.           if any judgment, attachment or execution against any of them or their property for any amount in excess of $100,000.00 remains unpaid, unstayed, or undismissed for a period of more than thirty (30) days.

5.                      Upon the occurrence and during the continuance of any Event of Default, Holder may change the rate of interest on this Note from the rate set forth herein to the rate set forth herein plus four percent (4%), such change of rate to become effective on the date notice of such Event of Default is given to Maker and to remain in effect until such Event of Default is cured or this Note is paid in full, regardless of whether Holder elects to accelerate the indebtedness evidenced by this Note by reason of such Event of Default.  If this Note is not paid in full when it becomes due, or if any installment thereof is not paid when that installment becomes due, the Maker agrees to pay all costs and expenses of collection incurred after the occurrence of such Event of Default, including reasonable attorneys' fees.

6.                      The failure of the Holder to exercise any of its options to call this Note due and payable upon any Event of Default shall not operate as a waiver or estoppel on its part to declare the total amount of unpaid principal and interest due and payable on any subsequent default which shall not be cured.

7.                      This Note shall be construed in accordance with the laws of the State of New York.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR COUNTERCLAIM ARISING UNDER OR IN ANY WAY RELATED TO THIS NOTE AND UNDER ANY THEORY OF LAW OR EQUITY.

8.                      The Undersigned and all endorsers, sureties and guarantors hereof, hereby jointly and severally waive presentment, demand for payment, notice of dishonor, notice of protest and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement, or guarantee of this Note.

9.                      This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal amount of the Note at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which Maker is permitted by law to contract or agree to pay.  If, by the terms of this Note, Maker would at any time be required or obligated to pay interest at the rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable thereafter shall be computed at a rate not to exceed such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of the principal balance of the Note instead of payments of interest thereon.

10.                      The covenants and obligations of this Note shall be binding upon Maker, its successors, executors and assigns and shall inure to the benefit of Holder, its successors and assigns.

11.                      In the event that that any Parent Indemnified Person [as that term is define in the Agreement and Plan of Merger by and among IEC Electronics Corp., VUT Merger Corp., Val-U-Tech Corp. and Holder, among others, dated May 23, 2008 (the "Merger Agreement")] determines that it has suffered a Loss for which indemnification is available pursuant to the Merger Agreement, the following procedure shall be followed (the capitalized terms set forth in this Section shall have the mean ascribed to them in the Merger Agreement unless defined herein):

A.           Parent Indemnified Person shall give written notice of any such Loss (a “Loss Notice”) to the Shareholders’ Representative specifying in reasonable detail the amount of the claimed Loss (the “Loss Amount”) and the basis for such Loss and whether the Parent intends to offset the amount of such Loss against the Purchase Notes.

B.           Within twenty (20) days after delivery of a Loss Notice, the Shareholders’ Representative shall provide to Parent and the Parent Indemnified Person (if not the same Person), a written response (a “Response Notice”) in which the Shareholders’ Representative will (i) agree that an offset in the full Loss Amount may be made against the Purchase Notes, (ii) agree that an offset in an amount equal to part, but not all, of the Loss Amount (the “Agreed Amount”) may be made against the Purchase Notes or (iii) contest making any offset against the Purchase Notes.  The Shareholders’ Representative may contest an offset against the Purchase Notes upon a good faith belief that all or such portion of such claimed Loss does not constitute a Loss for which the Parent Indemnified Person is entitled to indemnification under the Merger Agreement.  If no Response Notice is delivered by the Shareholders’ Representative within such twenty (20) day period, the Shareholders’ Representative shall be deemed to have agreed that an offset in the full Loss amount may be made against the Purchase Notes.

C.           If the Shareholders’ Representative in the Response Notice agrees (or is deemed to have agreed pursuant to clause B above) that an offset may be made against the Purchase Notes in an amount equal to the Loss Amount, this Promissory Note and each other Promissory Note issued to a Company Shareholder pursuant to the Merger Agreement shall be reduced by a portion of the Loss amount that is the same percentage of the Loss as this Promissory Note is of all Purchase Notes.

D.           If the Shareholders’ Representative in the Response Notice agrees that an offset in an Agreed Amount may be made against the Purchase Notes, this Promissory Note and the Purchase Note of each other Company Shareholder shall be reduced by in the same percentage of the Loss as this Promissory Note is of  all Purchase Notes.

E.           If the Shareholders’ Representative in the Response Notice contests an offset against the Purchase Notes equal to all or any part of the Loss Amount (the “Contested Amount”), the Parent Indemnified Person and the Shareholders’ Representative shall negotiate in good faith to resolve any such dispute.  During the period of such negotiation, and thereafter until the resolution of such dispute, Parent shall make any payments due on the Purchase Notes, up to the Contested Amount, to the Escrow Agent named in Clause F below, to be held and disbursed in accordance with the provisions of the Merger Agreement.  If the resolution of such Contested Amount results in a determination or agreement that the Purchase Notes shall be reduced, then the Purchase Note of each Company Shareholder shall be reduced by the same percentage of the dollar amount of the award set forth in such determination or agreement as this Note is of all Purchase Notes.

F.           If the Parent claims that it is entitled to offset any Contested Sum against the Purchase Notes, it shall make each of the payments due with respect to the Purchase Notes coming due after the date of the Response Notice (up to, but not in excess of, the Contested Sum) (together, the “Escrow Sum”)  to Olver Korts, LLP and Boylan, Brown, Code, Vigdor & Wilson, LLP, as Escrow Agent, to be held and disbursed in accordance with the terms set forth in Section 9.03(a)(vi) of the Merger Agreement.  Parent's failure to make any payment to the Escrow Agent when due shall be an Event of Default.

Each term that is capitalized in this Section 11 that is defined in the Merger Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Merger Agreement.

12.           This Note and the obligation of Maker to make payments hereunder are subordinated to the obligations of Maker to Manufacturers and Traders Trust Company (the “Bank”) pursuant to a Credit Facility Agreement between Maker and the Bank, as the same may be amended from time to time, as and to the extent provided in a Subordination Agreement among the Bank, Maker, Payee and certain other persons dated May 29, 2008.

13.           This Restated Promissory Note is given in replacement of and in substitution for, but not in payment of, a Promissory Note dated May 29, 2008 in the original principal amount of $2,587,500.00, issued by Maker to Holder.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed as of the date first above written.

IEC ELECTRONICS CORP.

BY:	/s/ W. Barry Gilbert
W. Barry Gilbert, Chief Executive Officer

STATE OF NEW YORK)
COUNTY OF MONROE) ss.:

On the ______ day of March in the year 2009 before me, the undersigned, a Notary Public in and for said State, personally appeared W. Barry Gilbert, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity set forth above, and that by his signature on the instrument it was executed on behalf the entity named above.

Notary Public